Exhibit 99.1
Siberian Energy Group Inc. Secures Two New Licenses in the Khanty-Mansiysk Autonomous Region of Russian Federation

Siberian Energy Group, Inc. (“SEG”) (OTC BB: SIBN), a U.S.-based oil and gas exploration company, has secured two 5-year exploration licenses in Khanty-Mansiysk region in West Siberia through Kondaneftegaz, LLC (“KNG”), a Russian limited liability company wholly owned by SEG .

Based in the heart of the major Russian oil-producing region in West Siberia, Khanty-Mansiysk, Kondaneftegaz, LLC was established in 2004 for the purpose of geological research and development of hydrocarbon deposits in the Khanty-Mansiysk area.

On October 22, 2007, Kondaneftegaz, LLC was awarded two oil & gas exploration licenses for Karabashsky-61 and Karabashsky-67 blocks located in the Khanty-Mansiysk Autonomous Region. The license plots cover 166,000 acres with estimated 167 million barrels of C3+D0 resources (in the Russian Federation classification of the hydrocarbon resources, potential resources are represented by category C3; and forecasted ones are represented by categories D1 and D2.) In accordance with the Sketch map of oil and gas deposits of the West-Siberian province, under the editorship of I.I. Nesterov, 1997, the licence areas lie in the territory of the Urals oil and gas bearing area with the density of 160-280 barrels per acre of prospective and forecast recoverable recourses.

These are the first two successfully obtained licenses of the ten, for which Kondaneftegaz, LLC has applied to date. New licenses notably increase existing Company’s holdings in the West Siberia.

Commenting on the announcement, David Zaikin, CEO of SEG, said: "I view the attainment of these two new licenses as significant to the Company's overall strategy. In addition to their geological and geographical significance, they also contribute to SEG's existing holdings in the West Siberia. Acquisition of new licenses continues our commitment to satisfying global energy needs. Our Board of Directors believes that extensive exploration activity will eventually lead to sustainable profitability and competitiveness.”

Khanty-Mansiysk is one of the World’s largest oil-producing regions and is the number one producing province in the Russian Federation. The total volume of oil and gas condensate produced by Khanty-Mansiysk companies in 2006 reached 2.0 billion barrels.

About Siberian Energy Group Inc.

Siberian Energy Group Inc. is a unique, U.S.-based public oil and gas exploration company with 100% of its assets located in West Siberia, Russia. The company evaluates investment and acquisition opportunities in Russia and Eastern Europe with the goal of bringing a portfolio of natural resource licenses and operating companies to Western investors. Siberian Energy strives to provide an attractive ROI to shareholders by pursuing high-yield investment projects, reducing costs, and adhering to strict principles of transparency, disclosure and environmental consciousness. Additional information may be found at www.siberianenergy.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In particular, when used in the preceding discussion, the words "believes," "expects," "intends," "anticipated," or "may," and similar conditional expressions are intended to identify forward-looking statements within the meaning of the Act and are subject to the safe harbor created by the Act. Except for historical information, all of the statements, expectations and assumptions contained in the foregoing are forward-looking statements that involve a number of risks and uncertainties. It is possible that the assumptions made by management are not necessarily the most likely and may not materialize. In addition, other important factors that could cause actual results to differ materially include the following: business conditions and the amount of growth in the company's industry and general economy; competitive factors; ability to attract and retain personnel; the price of the company's stock; and the risk factors set forth from time to time in the Company's SEC reports, including but not limited to its annual report on Form 10-KSB; its quarterly reports on Forms 10-QSB; and any reports on Form 8-K.  The company takes no obligation to update or correct forward-looking statements and also takes no obligation to update or correct information prepared by third parties that are not paid for by the company.

Contacts:
Siberian Energy Group, Inc.
David Zaikin
Chief Executive Officer
Tel: 212-828-3011
Email: dzaikin@siberianenergy.com